Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	May 2, 2020

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the first quarters of 2020 and 2019 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the first quarters of 2020 and 2019 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	First Quarter
	2020	2019
Net earnings (loss) attributable to Berkshire shareholders	$(49,746)	$21,661

Net earnings (loss) includes:
Investment and derivative gains (losses) –
Investments	(54,517)	15,498
Derivatives	(1,100)	608

	(55,617)	16,106
Operating earnings	5,871	5,555

Net earnings (loss) attributable to Berkshire shareholders	$(49,746)	$21,661

Net earnings (loss) per average equivalent Class A Share	$(30,653)	$13,209
Net earnings (loss) per average equivalent Class B Share	$(20.44)	$8.81
Average equivalent Class A shares outstanding	1,622,889	1,639,821
Average equivalent Class B shares outstanding	2,434,333,367	2,459,731,886

Due to a change in Generally Accepted Accounting Principles (“GAAP”) in 2018, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses include a loss of approximately $55.5 billion in the first quarter of 2020 and a gain of approximately $15.1 billion in the first quarter of 2019 due to changes during the first quarters of 2020 and 2019 in the amount of unrealized gains that existed in our equity security investment holdings. Investment gains (losses) also include after-tax realized gains on sales of investments of approximately $965 million and $392 million in the first quarters of 2020 and 2019, respectively.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	First Quarter
	2020	2019
Insurance-underwriting	$363	$389
Insurance-investment income	1,386	1,237
Railroad, utilities and energy	1,751	1,858
Other businesses	2,038	2,200
Other	333	(129)

Operating earnings	$5,871	$5,555

At March 31, 2020, insurance float (the net liabilities we assume under insurance contracts) was approximately $130 billion, an increase of approximately $1 billion since yearend 2019.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400